Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-268252) and Form S-8 (No. 333-200593, 333-203356, 333-209936, 333-216679, 333-222700, 333-229480, 333-236068, 333-251876, 333-262134, 333-269291, 333-213077, 333-225616, 333-228274, 333-229479, 333-231329, 333-234601, 333-236065, 333-251877 and 333-262941) of Coherus BioSciences, Inc. of our report dated March 9, 2023, except with respect to the matters that raise substantial doubt about Surface Oncology, Inc’s ability to continue as a going concern discussed in Note 1, as to which the date is July 3, 2023, relating to the financial statements of Surface Oncology, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

November 6, 2023